Exhibit 99.3

ECOLAB FOURTH QUARTER 2021

Overview

Continued strong sales growth, driven by accelerated pricing and further robust new business wins in an uneven market recovery, were partially offset by increased COVID-related effects on broad business activity and a near doubling of delivered product cost (which includes raw materials and freight) inflation and unfavorable supply constraints compared to the third quarter.

◢	Sales:
◾	Reported sales +10%, with acquisition adjusted fixed currency sales from continuing operations +9% from the year-ago period.
◾	Double-digit growth in the Institutional & Specialty and Other segments, along with strong gains in the Industrial segment, more than offset the Healthcare & Life Sciences segment’s decline versus a very strong increase last year.
◢	Earnings:
◾	Reported diluted EPS from continuing operations $1.04, flat versus last year.
◾	Adjusted diluted EPS from continuing operations excluding special gains and charges, discrete tax items and the impact of the Purolite transaction $1.28, +4%.
◾	The earnings increase reflects accelerated pricing and volume growth, along with lower pension and interest expense, which were partially offset by substantially higher delivered product costs and the comparison to lower variable compensation last year.
◾	As previously disclosed, unfavorable supply constraints resulted in an additional estimated unfavorable $0.10 per share in the fourth quarter versus our initial expectations.
◢	Outlook:
◾	For the full year 2022, we believe our sales, pricing and cost efficiency actions will enable us to deliver continued strong sales gains with adjusted diluted earnings per share growth reaching low-teens levels, assuming that inflation and supply constraints ease as the year progresses.
◾	For the first quarter, we expect healthy sales growth and a flattish year-over-year earnings per share comparison impacted by continued high raw material and freight costs.

SUMMARY

Strong fourth quarter sales were driven by new business wins, product innovation and accelerating pricing in an uneven market recovery. We enjoyed robust double-digit sales growth in our Institutional & Specialty and Other segments, along with further strong gains in the Industrial segment. The Healthcare & Life Sciences segment results declined as they compared to very strong year-ago sales. Regionally, we enjoyed strong sales gains in North America, Asia Pacific and Latin America, with modest growth in Europe. Our team drove this robust performance in an environment where the rapid rise in new COVID infections slowed the global recovery and further disrupted global supply chains. Headwinds from delivered product cost inflation and other supply constraints increased significantly, with costs rising an estimated 20% in the fourth quarter, approximately double the rate of increase of what we saw in the third quarter. We also undertook extraordinary measures and significantly increased costs to assure supply to our customers that impacted our margins over the short-term; these supply constraints are estimated to have been an unfavorable $0.10 per share versus our initial expectations, but we believe were critical to assuring our long-term relationships and ongoing success with our customers.

Looking ahead at the full year 2022, we assume the global economy remains strong, if uneven, as COVID impacts move behind us, and that inflation keeps rising in the first half before progressively easing in the second half of the year. We expect to achieve further strong sales growth, robust new business wins, and increased pricing to capture the incremental value we create for our customers and to compensate for the significantly higher delivered product cost inflation and supply constraints we expect this year. At the same time, we will continue to leverage digital automation to drive our performance in ways that improve both our customers’ results as well as our overall cost efficiency. We believe these continued actions will enable us to deliver strong full year 2022 sales growth with adjusted diluted earnings per share growth reaching low-teens levels.

Our unique value proposition that helps solve the world’s people, planet and business health needs is more important than ever, and we have further strengthened our business portfolio, competitive position and unique capabilities to best serve our customers. Our advanced products and services enable us to help create better customer outcomes with a reduced environmental impact while simultaneously reducing their costs, as reflected by recent programs including Ecolab Science Certified and Net Zero, which have further differentiated Ecolab’s value proposition. Our new business and innovation pipelines are at record levels; new focus areas, including life sciences, data centers and animal health, are well-positioned to drive growth and global leadership; and our leading digital capabilities continue to develop and add competitive advantages. Our strong new business momentum, along with our enhanced value proposition, favorable macro trends and expanding margins, positions us well to leverage the global recovery and deliver further superior long term shareholder returns.

HIGHLIGHTS

●	Strong fourth quarter sales were driven by accelerated pricing, business wins and product innovation in an uneven market recovery that were partially offset by negative COVID-related effects on broad business activity and significant supply constraints.
●	Reported consolidated sales increased 10%; fixed currency acquisition adjusted sales increased 9%.
●	Sales were led by the Institutional & Specialty and Other segments, which both delivered strong double-digit growth. Industrial segment sales growth remained strong while the Healthcare & Life Sciences segment showed a decline versus a very strong increase last year.
●	Fourth quarter reported diluted earnings per share from continuing operations were $1.04, flat with prior year results. As expected, the impact of Purolite, which closed December 1, 2021, was $0.02 per share dilutive (excluding acquisition-related special charges).
●	On an adjusted basis, excluding special gains and charges, discrete tax items and the impact of the Purolite transaction, fourth quarter 2021 adjusted diluted earnings per share from continuing operations were $1.28 compared with adjusted diluted earnings per share from continuing operations of $1.23 a year ago.
●	The adjusted earnings per share increase reflects accelerated pricing and volume growth, along with favorable pension and interest expense, which were partially offset by significantly higher delivered product costs and comparison to lower variable compensation last year. As previously disclosed, supply constraints resulted in an estimated $0.10 per share of additional unfavorable impacts in the fourth quarter versus our initial expectations.
●	Our recent Purolite acquisition has performed very well since its December 1, 2021 acquisition and its prospects remain strong. We continue to expect the impact of Purolite, including its $0.26 per share of amortization, will be neutral to 2022 adjusted diluted earnings per share.
●	We enter 2022 with very strong sales momentum, record new business wins, pricing near 4% and increasing, a strengthened business portfolio and improved productivity, all of which we will utilize to drive continued strong topline momentum for the full year. We expect these drivers will enable us to more than offset the significantly higher delivered product costs. We expect these will enable us to deliver an attractive year with adjusted diluted earnings per share rising low-teens, as our accelerating pricing and continued strong volume growth outpace the currently expected higher delivered product cost inflation and supply constraints over the balance of the year.
●	In summary, our value proposition to help solve the world’s people, planet and business health needs is more important than ever. Our underlying business continues to improve and we are working aggressively to more than offset the external impacts from COVID and supply chain disruption to produce another year of double-digit earnings per share growth in the low-teens in 2022. We remain confident in our long-term sales growth and our proven ability to leverage our opportunities to improve our long-term margins further, and we expect to continue to leverage our robust growth opportunities to drive superior results for our customers and shareholders.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	6%
Pricing	3%
Subtotal	9%
Acq./Div.	1%
Fixed currency growth	10%
Currency impact	0%
Total	10%

Ecolab’s fourth quarter reported sales increased 10% when compared to the year ago period. Fixed currency acquisition adjusted sales increased 9%. Looking at the components, consolidated volume and mix increased 6%, pricing increased 3% and acquisitions added 1% to sales growth.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	9%	8%
Food & Beverage	4%	4%
Downstream	9%	9%
Paper	15%	15%
Total Global Industrial	8%	7%

WATER

Fixed currency Water sales increased 9%; acquisition adjusted sales increased 8% as new business wins and accelerating pricing leveraged recovering markets. Light industry water treatment sales enjoyed strong growth, led by strong gains in technology and food & beverage. Heavy industry sales also recorded a strong increase led by chemicals and power. Mining showed very strong growth benefiting from our strategic shift toward high-value metals and fertilizers and away from coal. Regionally, Latin

America grew double-digits and North America, Asia Pacific and Europe all showed strong growth.

The impact of increasing water demand, its growing quality and availability issues and the resulting rising costs continue to be a critical issue for our customers, and one that Ecolab is uniquely positioned to help them solve. Our new business wins remain strong as we utilize our unique ability to provide innovative solutions and integrated digital technologies and service expertise that help customers reduce water consumption toward net zero and meet their sustainability objectives. Further, we remain aggressive on pricing to offset increasing delivered product costs. We expect further strong sales growth in the first quarter driven by increased pricing, business wins and improving markets.

FOOD & BEVERAGE

Fixed currency Food & Beverage sales rose 4%, reflecting accelerated pricing, new business wins and stabilized end markets. Globally we realized strong growth in beverage/brewing and protein, with modest growth in dairy plant, food and animal health. Fixed currency sales showed strong gains in Latin America and moderate growth in North America, Asia Pacific and Europe.

With accelerating pricing and more favorable end market trends, we anticipate strong sales growth in the first quarter.

DOWNSTREAM

Downstream fixed currency sales grew 9%, driven by good new business wins, accelerated pricing and increased refinery operating rates. Fixed currency sales showed strong growth in Asia Pacific, Latin America and Europe, but declined in North America where strong petrochemical sales growth and recovering refining and additive sales were more than offset by prior low-margin business exits.

We expect continued strong growth in the first quarter driven by further new business wins, improved pricing and recovering refinery production.

PAPER

Paper fixed currency acquisition adjusted sales recorded another strong gain, rising 15%, driven by strong new business wins, pricing and improved market growth. Board & packaging sales remained strong, with tissue also showing strong growth reflecting new business and the continued recovery of production rates. Graphic paper sales were stable as new business wins were offset by the rise in COVID-variants, which softened demand. Fixed currency sales growth remained strong in all regions.

We expect Paper to show further above-trend sales growth in the first quarter of 2022 with continued growth in board & packaging and improving tissue demand.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Industrial Op. Inc.	$280.2	16.5%	$323.4	20.6%	(13)%
Acq./Div. Adj. Op. Inc.	$279.3	16.5%	$323.4	20.6%	(14)%

Acquisition adjusted fixed currency operating income decreased 14% compared to a very strong 17% increase last year as accelerated pricing and higher volume were more than offset by significantly higher delivered product costs, unfavorable supply constraints and comparison to lower variable compensation last year.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	26%	25%
Specialty	4%	4%
Total Global Institutional & Specialty	19%	19%

INSTITUTIONAL

Fixed currency sales for the global Institutional business increased 26%. The strong growth was driven by improved volume, good new business wins, further gains from Ecolab Science Certified programs, new innovation and pricing, which more than offset a stalled recovery in restaurant, lodging and entertainment facility activity versus the third quarter due to COVID-related impacts. Our North American business continued its very strong growth driven by further new account gains as it outpaced still-recovering in-unit restaurant dining and lodging trends. Europe and Latin America also showed very strong growth benefiting from increased consumer traffic and in-unit dining relative to last year, along with new business wins. Asia Pacific sales grew moderately despite increased COVID restrictions in that region.

We have continued to work aggressively to support our customers through this difficult environment, as well as assure our long-term value drivers remain robust. Our advanced products and programs, including hospital-grade disinfectants, our expert service to help solve customer problems and our extraordinary efforts to assure customer supply have continued to be significant differentiators for us and remain important factors in our strong new business wins. These products and programs, many of which offer faster and more efficient cleaning processes and thereby reduce the labor required, are helping customers manage more effectively in the current labor shortages. Further, our Ecolab Science Certified program continues to expand as the program assists our customers in meeting the public’s heightened expectations for cleaner and safer consumer locations.

We expect continued strong results in the first quarter. The rapid increase in COVID infections led to increased social restrictions in most regions early in the quarter, and customer labor availability issues continue to significantly impact our customers’ operating capacity, further delaying the full recovery in the global restaurant and hospitality markets. Nonetheless, we are continuing to win new business, as well as our aggressive efforts to assure product supply and service support for our customers through this difficult time with industry-leading solutions that measurably improve their results and maximize the efficiency of their employees. We expect these efforts will serve customers well and drive our continued business growth, and with further pricing and new products, more than offset the market challenges and lead to another strong performance by Institutional in the first quarter.

SPECIALTY

Fourth quarter Specialty acquisition adjusted fixed currency sales increased 4%, as strong quickservice sales more than offset lower food retail sales. Quickservice sales showed a strong gain as new business wins and improved sanitizer sales leveraged stable end market traffic. Food retail sales declined slightly versus the strong sanitizer demand in 2020 and due to customer labor shortages that resulted in reduced in-store services and associated product usage.

We expect Specialty sales to improve sequentially, showing strong growth in the first quarter, led by quickservice sales as we benefit from new customer wins, our broad range of innovative products and service expertise and further normalization of demand.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Institutional & Specialty Op. Inc.	$158.7	14.9%	$94.6	10.6%	68%
Acq./Div. Adj. Op. Inc.	$159.1	15.0%	$94.6	10.6%	68%

Acquisition adjusted fixed currency operating income increased 68% reflecting increased volume and accelerated pricing that more than offset higher delivered product costs and the comparison to lower variable compensation last year.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	(11)%	(15)%
Life Sciences	(3)%	(3)%
Total Global Healthcare & Life Sciences	(6)%	(13)%

HEALTHCARE

Fourth quarter global Healthcare fixed currency sales declined 11%; acquisition adjusted sales declined 15%, reflecting the comparison against large 2020 COVID-related hand and surface disinfection sales, higher customer inventory levels from earlier surge buying and softer elective surgical procedure activity due to the rise in COVID infections.

First quarter 2022 sales will also reflect the impact of customer sanitizer inventory reductions from the buying surge last year; as such, we expect lower first quarter 2022 sales. However, we believe the normalization of hospital inventories, surgical procedures and normalizing in-patient activity, along with our broadened product line, ongoing product innovation, digital tools and proven service value, will drive increased sales for the full year 2022, and that the business remains well-positioned for attractive long-term growth.

LIFE SCIENCES

Life Sciences’ fourth quarter acquisition adjusted fixed currency sales declined 3% reflecting the comparison against a very strong 2020 period as well as COVID-related new business start-up delays by customers in 2021’s fourth quarter. Our recent acquisition of Purolite, which closed in December 2021, is progressing well and showed strong sales growth.

We expect continued fundamental market growth for our specialized products and services that help ensure safe, efficient and effective manufacturing facilities for our pharmaceutical and personal care customers. The addition of Purolite deepens Ecolab’s core customer relationships in life sciences by adding product safety expertise to our environmental safety programs, leveraging corporate accounts, field service, R&D and combined geographic footprint while also offering a strong growth outlook. We look for first quarter sales to show moderately improved growth as COVID-related delays are expected to ease, and for comparisons to further strengthen toward historic levels as customer operations normalize as the year progresses.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$29.7	9.6%	$56.3	17.2%	(47)%
Acq./Div. Adj. Op. Inc.	$37.6	13.2%	$56.2	17.2%	(33)%

Acquisition adjusted fixed currency operating income decreased 33%, primarily reflecting the comparison to the very strong sales volume last year (when operating income grew 65%) as well as the impact of the fourth quarter 2021’s unfavorable supply constraints; these were partially offset by favorable pricing and lower variable compensation.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	10%	10%
Textile Care	18%	18%
Colloidal Technologies	27%	27%
Total Other	13%	13%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 10% reflecting continued strong growth in food and beverage plants, restaurants and hospitality. We realized continued robust new business wins led by our high service levels, innovation and increased awareness around food safety and hygiene standards. Growth was strong across all major markets.

We expect Pest Elimination to show strong growth in the first quarter as we leverage our ongoing innovation and as our enhanced digital offerings add further differentiation to drive additional business wins.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2021	% sales	2020	% sales	% change
Other Op. Inc.	$43.9	13.6%	$44.4	15.5%	(1)%
Acq./Div. Adj. Op. Inc.	$43.9	13.6%	$44.4	15.5%	(1)%

Acquisition adjusted fixed currency operating income decreased 1% as accelerated pricing and volume growth was more than offset by the comparison to lower variable compensation last year and higher delivered product costs.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Gross Profit	$1,321.5	39.3%	$1,285.0	41.9%	3%
Gross Profit (adj.)	$1,334.8	39.8%	$1,287.6	42.0%	4%

Fourth quarter gross margins adjusted for special charges decreased 220 basis points versus last year’s adjusted margin, reflecting accelerated pricing that was more than offset by significantly higher delivered product costs and supply constraints.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
SG&A	$867.9	25.8%	$809.6	26.4%	7%

The fourth quarter SG&A ratio to sales decreased by 60 basis points as volume leverage and cost savings more than offset the comparison to lower variable compensation last year and investments in the business.

($ millions, unaudited)	2021	% sales	2020	% sales	% change
Operating Income	$387.7	11.5%	$416.1	13.6%	(7)%
Fixed Currency Operating
Income (adj.)	$485.7	14.2%	$488.3	15.6%	(1)%
Fixed Currency Operating
Income (acq./div. adj.)	$489.3	14.6%	$488.2	15.9%	0%

Adjusted fixed currency operating income decreased 1%. The operating income decrease reflects the accelerated pricing and volume growth, which were offset by significantly higher delivered product costs, supply constraints and comparison to lower variable compensation last year.

CORPORATE EXPENSE

($ millions - unaudited)	2021	2020
Corporate
Corp. Expense	($30.6)	($30.4)
Special Gains/(Charges)	(83.6)	(61.9)
Total Corporate Expense	($114.2)	($92.3)

Fourth quarter of 2021 corporate segment includes amortization expense of $31 million related to the Nalco merger intangible assets as well as net special charges of $84 million that primarily reflected COVID-related charges and Purolite acquisition costs.

Special gains and charges for the fourth quarter of 2020 were a net charge of $62 million and primarily include restructuring charges and COVID-related costs.

OTHER INCOME, INTEREST, TAX RATE, SHARES AND CONSOLIDATED INCOME

Reported interest expense decreased 8% reflecting lower average debt levels and lower average interest rates from debt refinancing transactions, though this benefit was partially offset by new debt issued to fund the December 1, 2021 Purolite acquisition.

The reported income tax rate for the fourth quarter of 2021 was 12.6% compared with the reported rate of 19.3% in the fourth quarter of 2020. Excluding special gains and charges, discrete tax items and the impact of the Purolite transaction, the adjusted tax rate for the fourth quarter of 2021 was 17.3% compared with the adjusted tax rate of 18.3% in the fourth quarter of

2020. The lower tax rate in the fourth quarter 2021 reflected tax planning benefits.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share from continuing operations of $1.04, flat versus the prior year. As expected, the impact of Purolite (excluding acquisition-related special charges) was $0.02 per share dilutive to reported earnings per share from continuing operations as strong sales growth since its December 1, 2021 acquisition was more than offset by acquisition-related amortization and interest expense. When adjusted for special gains and charges, discrete tax items and the impact of the Purolite transaction, fourth quarter adjusted diluted earnings per share from continuing operations were $1.28 compared with $1.23 reported a year ago. Currency translation did not have a material impact on fourth quarter 2021 earnings per share.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	December 31
($ millions)	2021	2020
Cash and cash eq.	$359.9	$1,260.2
Accounts receivable, net	2,478.4	2,273.8
Inventories	1,491.8	1,285.2
Other current assets	357.0	298.2
PP&E, net	3,288.5	3,124.9
Goodwill and intangibles	12,288.0	8,983.9
Other assets	942.8	899.8
Total assets	$21,206.4	$18,126.0

Short-term debt	$411.0	$17.3
Accounts payable	1,384.2	1,160.6
Other current liabilities	1,758.0	1,754.3
Long-term debt	8,347.2	6,669.3
Pension/Postretirement	894.2	1,226.2
Other liabilities	1,158.7	1,096.8
Total equity	7,253.1	6,201.5
Total liab. and equity	$21,206.4	$18,126.0

	December 31
(unaudited)	2021	2020
Total Debt/Total Capital	54.7%	51.9%
Net Debt/Total Capital	53.7%	46.7%
Net Debt/EBITDA	3.4	2.4
Net Debt/Adjusted EBITDA	3.1	2.2

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

	Twelve Months Ended
(unaudited)	December 31
($ millions)	2021	2020
Cash from op. activities	$2,061.9	$1,741.8
Depreciation	604.4	594.3
Amortization	238.7	218.4
Capital expenditures	643.0	489.0

SUMMARY

In summary, our business continued to show strong sales growth in the fourth quarter that was partially offset by negative COVID-related effects on broad business activity and a near doubling of unfavorable supply chain impacts compared to the third quarter.

We enter 2022 in a strong position, with very strong sales momentum, record new business wins, pricing of 4% and rising, and improved productivity, all of which we expect will drive continued strong topline momentum for the full year. We expect these drivers will enable us to deliver strong full year 2022 sales growth with adjusted diluted earnings per share growth reaching low-teens levels as our accelerating pricing and continued strong volume growth outpace the currently expected higher delivered product cost inflation and supply constraints over the balance of the year.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the global economic recovery, delivered product and supply chain costs, supply chain disruptions, and our financial and business performance and prospects, including sales, earnings, pricing, innovation and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution, acceptance and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; difficulty in procuring raw materials or fluctuations in raw material costs; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; information technology infrastructure failures or breaches in data security; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; exposure to global economic, political and legal risks related to our international operations; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; realization of anticipated benefits of the Purolite acquisition; our ability to acquire complementary businesses and to effectively integrate such businesses; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•adjusted net sales

•adjusted fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other (income) expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for net sales excludes Purolite sales. Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges and (with the exception of other (income) expense) the impact of the Purolite transaction, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and the impacts of the Purolite transaction and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2021 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent)	2021	2020	2021	2020

Net sales
Reported GAAP net sales	$3,364.6	$3,065.3	$12,733.1	$11,790.2
Impact of Purolite on net sales	12.0	-	12.0	-
Non-GAAP adjusted net sales	3,352.6	3,065.3	12,721.1	11,790.2
Effect of foreign currency translation	60.8	55.8	111.7	332.1
Non-GAAP adjusted fixed currency sales	3,413.4	3,121.1	12,832.8	12,122.3
Effect of acquisitions and divestitures	(57.6)	(41.4)	(252.0)	(138.9)
Non-GAAP acquisition adjusted fixed currency sales	$3,355.8	$3,079.7	$12,580.8	$11,983.4

Cost of Sales
Reported GAAP cost of sales	$2,043.1	$1,780.3	$7,615.8	$6,905.8
Special (gains) and charges	17.7	2.6	93.9	48.2
Impact of Purolite on cost of sales	7.6	-	7.6	-
Non-GAAP adjusted cost of sales	$2,017.8	$1,777.7	$7,514.3	$6,857.6

Gross Margin
Reported GAAP gross margin	39.3%	41.9%	40.2%	41.4%
Non-GAAP adjusted gross margin	39.8%	42.0%	40.9%	41.8%

Operating income
Reported GAAP operating income	$387.7	$416.1	$1,598.6	$1,395.7
Effect of foreign currency translation	10.6	10.3	18.9	52.8
Non-GAAP fixed currency operating income	398.3	426.4	1,617.5	1,448.5
Special (gains) and charges	83.6	61.9	196.5	227.8
Impact of Purolite on operating income	3.8	-	3.8	-
Non-GAAP adjusted fixed currency operating income	485.7	488.3	1,817.8	1,676.3
Effect of acquisitions and divestitures	3.6	(0.1)	5.2	(2.8)
Non-GAAP acquisition adjusted fixed currency operating income	$489.3	$488.2	$1,823.0	$1,673.5

Operating Income Margin
Reported GAAP operating income margin	11.5%	13.6%	12.6%	11.8%
Non-GAAP adjusted fixed currency operating income margin	14.2%	15.6%	14.2%	13.8%
Non-GAAP acquisition adjusted fixed currency operating income margin	14.6%	15.9%	14.5%	14.0%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Fourth Quarter Ended		Twelve Months Ended
(millions, except percent and per share)	December 31		December 31
	2021	2020	2021	2020
Interest expense, net
Reported GAAP interest expense, net	$44.6	$48.4	$218.3	$290.2
Special (gains) and charges	0.8	-	33.1	83.8
Impact of Purolite on interest expense	3.5	-	3.5	-
Non-GAAP adjusted interest expense, net	$40.3	$48.4	$181.7	$206.4
Other (income) expense
Reported GAAP other (income) expense	($6.4)	($10.3)	($33.9)	($55.9)
Special (gains) and charges	10.6	0.4	37.2	0.4
Non-GAAP adjusted other (income) expense	($17.0)	($10.7)	($71.1)	($56.3)
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$301.0	$300.3	$1,129.9	$967.4
Special (gains) and charges, after tax	74.4	53.8	213.5	254.1
Discrete tax net expense (benefit)	(11.7)	1.0	5.8	(55.8)
Impact of Purolite on net income	5.6	-	5.6	-
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$369.3	$355.1	$1,354.8	$1,165.7
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.04	$1.04	$3.91	$3.33
Special (gains) and charges, after tax	0.26	0.19	0.74	0.88
Discrete tax net expense (benefit)	(0.04)	-	0.02	(0.19)
Impact of Purolite on diluted EPS	0.02	-	0.02	-
Non-GAAP adjusted diluted EPS from continuing operations	$1.28	$1.23	$4.69	$4.02
Provision for Income Taxes
Reported GAAP tax rate	12.6%	19.3%	19.1%	15.2%
Special gains and charges	2.0	(0.8)	0.1	0.7
Discrete tax items	2.6	(0.2)	(0.3)	3.8
Purolite tax impacts	0.1	-	0.0	-
Non-GAAP adjusted tax rate	17.3%	18.3%	18.9%	19.7%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,144.0	$984.8
Provision for income taxes	270.2	176.6
Interest expense, net	218.3	290.2
Depreciation	604.4	594.3
Amortization	238.7	218.4
EBITDA	$2,475.6	$2,264.3
Special (gains) and charges impacting EBITDA	233.7	228.2
Impact of Purolite on EBITDA	(3.3)	-
Adjusted EBITDA	$2,706.0	$2,492.5

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,695.2	(6.5)	$1,688.7	$1,571.8	-	$1,571.8
Global Institutional & Specialty	1,064.2	(4.1)	1,060.1	894.4	-	894.4
Global Healthcare & Life Sciences	308.0	(23.7)	284.3	327.8	(0.3)	327.5
Other	322.7	-	322.7	286.0	-	286.0
Corporate	35.3	(35.3)	-	41.1	(41.1)	-
Subtotal at fixed currency rates	3,425.4	(69.6)	3,355.8	3,121.1	(41.4)	3,079.7
Currency impact	(60.8)			(55.8)
Consolidated reported GAAP net sales	$3,364.6			$3,065.3

Operating Income (loss)
Global Industrial	$280.2	(0.9)	$279.3	$323.4	-	$323.4
Global Institutional & Specialty	158.7	0.4	159.1	94.6	-	94.6
Global Healthcare & Life Sciences	29.7	7.9	37.6	56.3	(0.1)	56.2
Other	43.9	-	43.9	44.4	-	44.4
Corporate	(30.6)	-	(30.6)	(30.4)	-	(30.4)
Subtotal at fixed currency rates	481.9	7.4	489.3	488.3	(0.1)	488.2
Special (gains) and charges	83.6			61.9
Reported OI at fixed currency rates	398.3			426.4
Currency impact	(10.6)			(10.3)
Consolidated reported GAAP operating income	$387.7			$416.1

	Year Ended December 31
	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$6,304.9	($65.9)	$6,239.0	$6,048.2	($37.1)	$6,011.1
Global Institutional & Specialty	3,978.2	(14.2)	3,964.0	3,629.0	-	3,629.0
Global Healthcare & Life Sciences	1,195.4	(44.5)	1,150.9	1,241.1	(1.2)	1,239.9
Other	1,226.9	-	1,226.9	1,103.4	-	1,103.4
Corporate	139.4	(139.4)	-	100.6	(100.6)	-
Subtotal at fixed currency rates	12,844.8	(264.0)	12,580.8	12,122.3	(138.9)	11,983.4
Currency impact	(111.7)			(332.1)
Consolidated reported GAAP net sales	$12,733.1			$11,790.2

Operating Income (loss)
Global Industrial	$1,031.0	($3.4)	$1,027.6	$1,123.1	($2.6)	$1,120.5
Global Institutional & Specialty	556.9	2.2	559.1	324.0	-	324.0
Global Healthcare & Life Sciences	160.9	10.2	171.1	218.3	(0.2)	218.1
Other	187.3	-	187.3	132.8	-	132.8
Corporate	(122.1)	-	(122.1)	(121.9)	-	(121.9)
Subtotal at fixed currency rates	1,814.0	9.0	1,823.0	1,676.3	(2.8)	1,673.5
Special (gains) and charges	196.5			227.8
Reported OI at fixed currency rates	1,617.5			1,448.5
Currency impact	(18.9)			(52.8)
Consolidated reported GAAP operating income	$1,598.6			$1,395.7

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (3)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (4)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, employee-related COVID-19 costs (net of government subsidies), and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include covid related inventory write downs, employee-related COVID-19 costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.